                              Employment Agreement

                                     Between

                                 William P. Long

                                       and

                               Orex Resources Ltd.

                                TABLE OF CONTENTS



1.   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
2.   Recitals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
3.   Part-Time Employment. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
4.   Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
5.   Positions and Duties. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
6.   Compensation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
7.   Corporate Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
8.   Payment of Business Expenses. . . . . . . . . . . . . . . . . . . . . . . 4
9.   Subject Opportunities . . . . . . . . . . . . . . . . . . . . . . . . . . 4
10.  Confidential Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
11.  Other Capacities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
12.  Express Limitations . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
13.  Interest on Unpaid Amounts. . . . . . . . . . . . . . . . . . . . . . . . 5
14.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
15.  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
16.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
17.  Modification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
18.  Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
19.  Governing Law and Severability. . . . . . . . . . . . . . . . . . . . . . 7
20.  No Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
21.  Sole Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
22.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
23.  Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
24.  Multiple Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 7
25.  Joint and Several Obligations . . . . . . . . . . . . . . . . . . . . . . 7
26.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

EXHIBIT A Business Expenses. . . . . . . . . . . . . . . . . . . . . . . . . .11
EXHIBIT B Long's Existing Prospects. . . . . . . . . . . . . . . . . . . . . .12
EXHIBIT C Finder's Fee Agreement . . . . . . . . . . . . . . . . . . . . . . .13

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("this Agreement") is made and entered into effective as of the first day of January, 1988, by and between Orex Resources Ltd., a corporation organized pursuant to the laws of Canada ("Orex"), and William P. Long ("Long").

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the definitions specified in this Section 1:

          (a) "Area of Interest" shall mean all lands within the borders of the State of Nevada except for Long's Existing Prospects.

          (b) "Cause" shall mean (i) action or inaction by Long which causes Orex to incur substantial and material losses; and (ii) situations in which Long, in connection with the business of Orex, engages in willful misconduct, fraudulent conduct, or felonious behavior or acts in a grossly negligent manner.

          (c) "Common Stock" shall mean the common stock of Orex (no par value).

          (d) "Exor" shall mean Exor Inc., a Nevada corporation wholly owned by Orex.

          (e) "Business Expenses" shall mean those costs and expenses enumerated in Exhibit A attached hereto and incorporated herein, and any other cost or expense which this Agreement characterizes as a Business Expense or requires Long to pay or incur on behalf of Orex or Exor, and any other expenses paid or incurred in the course of employment for which executive level employees or corporate officers or directors in the State of Nevada are customarily reimbursed by their employer and/or corporation.

          (f) "Graphic Information" shall mean drawings, maps, plans, reports, or any other documents which contain data or information concerning a Precious Metals Property, but shall not include any data or information concerning a Precious Metals Property which has not been reduced to writing.

          (g) "Long's Existing Prospects" shall mean those Precious Metals Properties which are identified in Exhibit B attached hereto and incorporated herein.a basis that would be profitable without reference to revenues generated by the recovery of materials which are depositionally associated with the Precious Metals; a property where Precious Metals are being or may be recovered but only incidentally or secondarily to the mining and sale of some substance other than Precious Metals shall not constitute a Precious Metals Property.

          (h) "Orex Bank Account" shall mean a bank account to be funded by Orex with amounts sufficient to pay Business Expenses.

          (i)  "Precious Metals" shall mean gold, silver and platinum.

          (j) "Precious Metal Property" shall mean a property within the Area of Interest which may contain Precious Metals in sufficient quantity to mine and sell on a basis that would be profitable without reference to revenues generated by the recovery of materials which are depositionally associated with the Precious Metals; a property where Precious Metals are being or may be recovered but only incidentally or secondarily to the mining and sale of some substance other than Precious
Metals shall not constitute a Precious Metals Property.

          (k) "Subject Opportunity" shall mean any opportunity to acquire (directly or indirectly) the right to mine a Precious Metals Property.

          (l) "Third Party Owner" shall mean the individual or entity that owns and/or controls a Precious Metals Property.

     2. RECITALS. Acting as an independent contractor, Long has provided consulting services to Orex on a non-exclusive basis and in a highly satisfactory manner. Such consulting services involved assistance in connection with identification, evaluation and acquisition of Precious Metals Properties. Orex wants Long to continue providing the same services, but in the capacity of a part-time employee and corporate officer and director rather than an independent contractor. Long is willing to do so, subject to the terms and provisions of this Agreement.

     Long is currently involved in various other projects which do not involve Orex or Exor but do involve Precious Metals Properties, and Orex is aware of the details. Since Long will be only a part-time employee, he must remain able to take advantage of any Subject Opportunity which Orex rejects or is deemed to have rejected as provided below, free and clear of the terms and provisions of this Agreement. Both parties recognize and want to avoid any potential conflict of interest or similar problem which might be generated under these circumstances.

          Accordingly, for and in consideration of the following mutual promises, conditions and covenants, Orex and Long agree as specified in this Agreement.

     3. PART-TIME EMPLOYMENT. Orex agrees to employ Long on a part-time basis, and Long agrees to be so employed by Orex upon the terms and conditions hereinafter set forth.

     4. TERM. Unless sooner terminated as hereinafter provided, this Agreement shall remain in full force from the effective date hereof until midnight (Pacific Standard Time) on December 31, 1997.

     5. POSITIONS AND DUTIES. Long shall devote sixty-five percent (65%) of a forty (40) hour business week in the performance of his employment duties. His capacities will be President and Chief Operating Officer of Orex and Vice-President and Chief Operating Officer of Exor. Subject to the terms and provisions of this Agreement, while serving in these capacities, Long shall have such responsibilities, duties, obligations, rights, benefits and authority as may be specified in Orex's and Exor's corporate Bylaws. In addition, Long shall have the rights, duties and authority specifically provided for in this Agreement.

     6.   COMPENSATION.  Long shall receive the following compensation:

          (a) SALARY. A monthly salary of at least US$4,000 (before withholding for income tax), which shall be paid to him in one installment on or before the first business day of each calendar month. Orex's Board of Directors shall review Long's monthly salary periodically, and may increase the same in its discretion.

          (b) ANNUAL BONUS. An annual bonus in an amount to be determined by Orex's Board of Directors, but in no event less than ten percent (10%) of the product obtained by multiplying his monthly salary on the date when the bonus is due by twelve (12). The annual bonus for services rendered during 1987 shall be paid to Long on or before April 1, 1988. The annual bonus for each calendar year after 1987 shall be paid to Long no later than December 15 of each year.

          (c)  PERSONAL INSURANCE.

               (i) Long shall arrange for medical and health insurance for Long and his family which is satisfactory to him, and all premiums, deductible, coinsurance amounts and other associated costs shall constitute Business Expenses and shall be paid from the Orex Bank Account.

               (ii) At his cost, Long shall maintain personal automobile liability insurance protecting Long from claims for damages for bodily injury (including wrongful death) and property damage which may arise from the use of his own or rental automobiles for Orex or Exor business purposes, with policy limits and conditions which are acceptable to Long. When he rents automobiles for Orex or Exor business purposes, Long may decline any additional coverage offered by rental agencies. All insurance deductible costs or other expenses of any nature which Long may incur as the result of an accident involving an automobile rented for Orex or Exor business purposes, to the extent that such expenses are not covered by Long's personal automobile liability policy, shall constitute Business Expenses and shall be paid from the Orex Bank Account.

          (d) SHIRLEY CLAIMS FINDER'S FEE. Orex agrees to purchase from Long that certain finder's fee payable to Long under the Agreement between Long and Orex attached hereto as Exhibit C and by this reference incorporated herein. The purchase price shall be US$15,000 and 50,0, 1988. Long acknowledges receipt of the 50,000 shares of Common Stock contemporaneously with his execution of this Agreement.

          (e) STOCK OPTION PLAN. Orex hereby grants to Long the option until December 31, 1990, to acquire 200,000 common shares of its capital stock at the price of $0.50 (Canadian) per share.

          (f) TAKEOVER, MERGER OR CONSOLIDATION. If voting control of over thirty-five percent (35%) of the then issued and outstanding shares of Common Stock is hereafter acquired by an individual, group of individuals, entity or group of entities through any method (including, without limitation, merger, takeover or consolidation, regardless of whether Orex or Exor survives the transaction) and this Agreement is terminated by Orex within 180 days before or one (1) year thereafter or by Long within one (1) year thereafter, then Long shall be paid US$250,000 and 200,000 shares of Common Stock.

          If and each time that any event occurs after the effective date hereof which changes the number of currently outstanding shares of Common Stock, then on the effective date of that event, the number of shares Long is entitled to receive under this Section 6(f) shall be deemed to have been automatically adjusted (without the need for any act by the parties), so that the ownership share in Orex which Long is entitled to receive under this
Section 6(f) shall never be reduced or diluted. If, and only if, shares of Common Stock cannot legally be delivered to Long pursuant to this Section 6(f), then Long shall be paid the fair market value thereof, in cash and within ten (10) days after termination of this Agreement.

          (g) Under appropriate circumstances and within the discretion of the Board of Directors of Orex, Long shall be rewarded for exceptional performance with royalties based on mineral production from one or more Precious Metals Properties which are brought to Orex's attention by Long.

     7. CORPORATE INSURANCE. As part of Long's duties described in Section 5 hereof, Long shall arrange for issuance of corporate insurance policies for Orex and Exor of the following types:

          (a) Comprehensive general liability insurance with bodily injury, general property damage, operations and contractual liability coverage, with a minimum policy limit of US$1,000,000,000;

          (b) Workmen's compensation and employer's liability insurance as may be required by applicable federal and state law; and

          (c) Excess umbrella liability insurance with excess of limits afforded in primary or underlying policies of US$500,000.

     It is expressly understood by the parties that acquisition of the insurance coverage described in this Section 7 shall not relieve Orex and/or Exor from their indemnification of Long as provided in Section 15 of this Agreement. All costs and expenses of any nature whatsoever which are associated with the acquisition and maintenance of the insurance coverage required by this Section 7 shall constitute Business Expenses and shall be paid from the Orex Bank Account.

     8. PAYMENT OF BUSINESS EXPENSES. Long shall pay Business Expenses using funds deposited by Orex in the Orex Bank Account. No less frequently than quarterly, Long shall submit a report to Orex describing Business Expenses so paid out of the Orex Bank Account. At Orex's request, the quarterly report shall be accompanied by satisfactory evidence of Business Expenses paid from the Orex Bank Account, such as applicable bills, invoices, receipts, and canceled checks. On a continuing basis, but in may be required to pay the same.

     9. SUBJECT OPPORTUNITIES. Long shall immediately notify Orex of any Subject Opportunity which comes to his attention and which, in Long's professional opinion, is worthy of consideration by Orex. Such notice shall describe the Subject Opportunity and all pertinent business terms and conditions. For a period of thirty (30) days after Orex's receipt of such notice from Long, Orex shall have the right and option to accept or reject the Subject Opportunity described in the notice. If Orex fails to give notice to Long that it accepts the Subject Opportunity described in Long's notice within thirty (30) days after Orex's receipt thereof, then Orex shall be deemed to have rejected the same.

     If Orex gives Long notice during the required thirty (30) day period that it accepts the Subject Opportunity described in Long's notice, then Orex shall have a period of forty-five (45) days after Long's receipt of such notice from Orex during which to execute a contract with the Third Party Owner whereby Orex acquires the right (or the option to acquire the right) to mine the Precious Metals Property which is owned or controlled by the Third Party Owner. If Orex has not executed such a contract within the required forty-five (45) day period, then Orex shall be deemed to have rejected the Subject Opportunity in question.

     If and when Orex rejects a Subject Opportunity or is deemed to have rejected it as provided in this Section 9, then neither Orex or Exor shall have, acquired or assert any right, title, interest, claim or demand therein or thereto. Long may thereafter independently pursue and take advantage of such rejected Subject Opportunity on his own personal behalf and entirely free and clear of the terms and provisions of this Agreement and of any duty or responsibility to Orex and/or Exor.

     10. CONFIDENTIAL DATA. All Graphic Information which is prepared, compiled or analyzed by Long on behalf of Orex or Exor hereunder shall be and remain the sole property of Orex and Exor, except for Graphic Information which is in or later enters (through no fault of Long) the public domain.
For a period of one (1) calendar year after any termination or expiration hereof, Long shall not disclose such Graphic Information to any third party except as required by law or with the prior consent of Orex.

     It is acknowledged by the parties that, as a result of the performance of Long's duties under this Agreement, Long shall necessarily gain knowledge of or relating to Precious Metals Properties within the Area of Interest. Subject only to the provisions of this Section 10, nothing in this Agreement shall ever be interpreted, applied, or construed so as to prevent Long from enjoying the full use and benefit of his knowledge, comprehension, intuition, consciousness, awareness, perception, insight, expertise, and experience.

     11. OTHER CAPACITIES. Subject to the provisions of Section 5 of this Agreement, upon full disclosure to Orex's Board of Directors, Long shall be entitled to accept and hold positions as an officer and/or director of any other corporations, domestic or foreign.

     12. EXPRESS LIMITATIONS. Anything to the contrary herein notwithstanding, it is expressly understood and agreed by the parties that this Agreement shall never s other than Precious Metals, or to any mineral prospects other than Precious Metals Properties, or to any business opportunity other than a Subject Opportunity. So long as he complies with the terms of this Agreement, Long shall never be deemed to have any conflict of interest with Orex or Exor or to have breached any express or implied duty or obligation (fiduciary or otherwise) to either Orex or Exor. The provisions hereof that are related to non-competition, conflicts or interest, and to the handling and treatment of any written or oral confidential or proprietary information or trade secrets are expressly agreed to in lieu of and as a substitute for any other obligation or obligations (fiduciary or otherwise) with regard to non-competition, conflicts of interest or the handling or treatment of confidential or proprietary information or trade secrets which might be implied by law or imposed by applicable statutory or common law as the result of the past, present, or future relationship or relationships between Orex, Exor, and/or Long. No implied covenants of any sort are either contained herein or intended by the parties.

     13. INTEREST ON UNPAID AMOUNTS. Any unpaid amounts due under this Agreement shall accrue interest at the rate of ten percent (10%) per annum adjusted upward semi-annually in accordance with increases in the Producer Price Index (or an appropriate substitute index if the Producer Price Index should cease to be published) or at the rate provided by statute, whichever is higher.

     14.  TERMINATION.  This Agreement may be terminated:

          (a)  By the mutual consent of Orex and Long;

          (b)  By Orex for Cause; or

          (c) Subject to the provisions of Section 6 hereof, at any time by Long or Orex with ninety (90) days prior notice to the other party.

     No notice of termination by Orex shall relieve Orex of its obligation to pay Long the compensation which is due to him pursuant to Sections 6(a) and 6(b) of this Agreement for services rendered prior to the effective date of termination. All indemnifications herein shall survive any termination or expiration hereof, and the other terms and provisions hereof shall so survive to the extent necessary in order to give full effect thereto.

     15. INDEMNIFICATION. Orex agrees to and hereby assumes all liability for and indemnifies, protects, saves, and holds Long harmless from and against any and all losses, costs, expenses, attorneys' fees, claims, demands, liabilities, suits, and actions of every kind and character which may be imposed upon or incurred by Long on account of, arising directly or indirectly from, or in any way connected with or related to Long's activities as an officer and member of the Boards of Directors of Orex and Exor.

     16. NOTICES. All notices, requests, statements, deliveries, reports, payments, consents, or other communications from or to a party to this Agreement which are required, permitted or made necessary by the terms hereof shall be written. All such communications shall be either delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Long:
               111 Edward Drive
               Grass Valley, California  95949

          If to Orex:
               Attn:  Mr. Wayne Beach
               595 Bay Street, Suite 1200
               Toronto, Ontario
               Canada M5G 2C2

          Either of the parties may change its respective address for notice from time to time by giving notice of such change to the other party in the manner specified in this Section 16. Communications sent by registered or certified mail shall be deemed to have been given and received on the date of receipt indicated on the return receipt therefor.

     17. MODIFICATION. Subject to the provisions of Section 6(f) hereof, this Agreement may not be extended, supplemented, modified, or otherwise altered except by written instrument executed by Long and appropriate and authorized representatives of Orex.

     18. ASSIGNMENT. Long may employ or subcontract with persons or entities with such skills and training as he may deem necessary or desirable, provided that the work performed by such persons or entities on behalf of Orex or Exor shall be supervised and reviewed by Long. Subject to the foregoing, the parties hereto shall not assign all or any of their respective rights or duties hereunder without the prior consent of the other parties, and any assignment made without such consent shall be void.

     19. GOVERNING LAW AND SEVERABILITY. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Nevada, except those concerning conflicts of law. The individual provisions of this Agreement are severable. If any such individual provision is contrary to or in conflict with any requirement or principle of applicable statutory or common law, then that provision and the remainder of this Agreement shall be construed so as to give effect to the intent of the parties.

     20. NO WAIVER. No waiver of any breach of or default in any of the terms and provisions of this Agreement shall be considered valid unless in writing, and no such waiver shall be deemed to constitute or be construed as a waiver of any subsequent breach or default of the same, similar, or dissimilar nature.

     21. SOLE AGREEMENT. This Agreement and the exhibits incorporated herein contain and set forth the entire agreement between the parties with respect to the subject matter hereof, all previous agreements between the parties with respect to the subject matter hereof being expressly rescinded and replaced hereby including, without limitation, Exhibit C hereto. No prior written or prior or contemporaneous oral promises, representations, or agreements of any nature whatsoever regarding the subject matter hereof shall be binding upon the parties.

     22. INTERPRETATION. If necessary to give effect to the terms and provisions herein, references to the singular shall include the plural and references to the neuter gender shall include the masculine and/or the feminine genders. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of the corporate Bylaws of Orex and/or Exor (as the same may be amended from time to time), the terms and provisions of this Agreement shall control in all respects.

     23. CUMULATIVE REMEDIES. The re and conditions hereof are intended to be cumulative and non-exclusive. Use of any one or more remedies provided herein shall not preclude the use of any other remedies provided herein or any other remedies that may be available by statute or through applicable common law.

     24. MULTIPLE COUNTERPARTS. This Agreement may be signed in any number of counterparts, all of which taken together shall constitute a fully-executed agreement.

     25. JOINT AND SEVERAL OBLIGATIONS. Orex and Exor shall have joint and several liability for the obligations of Orex hereunder.


     26. ATTORNEYS' FEES. In the event of any litigation between the parties regarding the interpretation or enforcement hereof, the court shall award reasonable attorneys' fees to the prevailing party.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                              Orex Resources Ltd.
                              (a Canadian corporation)



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



ATTEST:



-------------------------------

--------------------, Secretary

                              Exor Inc.
                              (a Nevada corporation)



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]



                              ------------------------------------------------
                              [Board member]


ATTEST:



-------------------------------

--------------------, Secretary



                              ------------------------------------------------
                              William P. Long

STATE OF NEVADA          )
                         ) ss.
COUNTY OF                )

     The foregoing instrument was acknowledged before me this _____ day of ___________, 1988, by William P. Long.

     WITNESS my hand and official seal.

     My commission expires _________________



                              ------------------------------------------------
                              Notary Public




[Seal]


_____________ of ________     )
                              ) ss.
_____________ of ________     )

     The foregoing instrument was acknowledged before me this _____ day of _______, 1988, by ____________________ as a director of Orex Resources Ltd., a
Canadian corporation.



                              ------------------------------------------------
                              Notary Public

[Seal]

                                    EXHIBIT A


                                BUSINESS EXPENSES


Charges for:

          Secretarial services;

          Long-distance telephone expenses;

          Telecopying expenses;

          Photocopying and other reproduction expenses;

          Drafting costs;

          Postage costs, including Federal Express and other mailing expenses;

          Costs of office supplies and equipment;

          Office space rental;

          Business-related travel expenses, including transportation, meals and hotel accommodations; and

          Reasonable charges for the use of Long's personal vehicles.

                                    EXHIBIT B

                            LONG'S EXISTING PROSPECTS

                    Petan Ranch

                    I L Ranch

                    Ellison Ranch

                    M&M Claims

                    Klondike Prospect (with Bill Armstrong)

                    Tough Nut Prospect (with Bill Armstrong)

                                  EXHIBIT C

                           FINDER'S FEE AGREEMENT



                              FINDERS AGREEMENT
                                   between
                   OREX RESOURCES LTD. AND WILLIAM P. LONG


     In consideration of arranging the agreement between OREX Resources Ltd., an Ontario, Canada, Corporation hereinafter referred to as "OREX", and Robert A. Perkins, Mary Ann Perkins and Clay R. Sullivan, hereinafter referred to as "Perkins-Sullivan", OREX will pay a consulting company designated by Mr. William
P. Long the following advanced royalties and production royalties during the term of the agreement between OREX and Perkins-Sullivan.


                               ADVANCED ROYALTIES

     DATE OF PAYMENT                                   U.S. DOLLARS
     ---------------                                   ------------
     July 15, 1987                                      $10,000.00
     One Year Anniversary of Execution Date             $15,000.00
     Two Year Anniversary of Execution Date             $20,000.00
     Three Year Anniversary of Execution Date           $25,000.00
     and Each Anniversary Thereafter

     The above payments shall be subject to the same cost of living adjustment specified for Advanced Royalties in the Agreement between OREX and Perkins-Sullivan.


                               PRODUCTION ROYALTY

     In the event the Premises or mining claims located by OREX or an affiliated party on public lands within the Area of Interest as specified in the OREX/Perkins-Sullivan Agreement are placed into commercial production, OREX agrees to pay to the consulting company a production royalty of two percent (2%) of the Net Smelter Returns (NSR) from Production as defined in the OREX/Perkins-Sullivan Agreement. In the event the property is economically marginal and the 2% NSR royalty creates an unreasonably burden for OREX, OREX may purchase the 2% NSR royalty for $250,000. The $250,000 shall be subject to the same escalation specified in the OREX/Perkins-Sullivan Agreement for Advanced Royalties. Prior payments made to the consulting company by OREX shall not reduce the amount required to purchase the 2% NSR royalty.

                              EXPENSE REIMBURSEMENT

     OREX further agrees to reimburse the consulting company for all travel and other expenses incurred by MR. Long while negotiation the Agreement with Perkins-Sullivan or evaluating the associated mining property.

     In witness whereof the parties hereto have caused this agreement to be executed as of the ____ day of February, 1987.



                                           ----------------------------------
                                           William P. Long




                                           ----------------------------------
                                           Wayne G. Beach
                                           OREX Resources Limited